Exhibit 99.1(b)

CONSENT OF DARRELL T. HAIL, DIRECTOR NOMINEE

The undersigned, a director nominee of Ashford Inc., a Delaware corporation (the “Company”), hereby (i) consents to being nominated for the position of director of the Company and to serve as such if elected, and (ii) consents to being named as a director nominee in the prospectus included in the Registration Statement on Form S-4 filed by the Company (including any amendments to such Registration Statement).

/s/ Darrell T. Hail
Darrell T. Hail

Dated:  August 14, 2014